UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

December 10, 2014

SUMMIT HEALTHCARE REIT, INC.

(Exact name of registrant as specified in its charter)

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Maryland	000-52566	73-1721791
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 South Pointe Drive, Suite 100, Lake Forest, California 92630

(Address of principal executive offices)

(949) 535-2022

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01	Entry Into a Material Definitive Agreement

On September 17, 2014, Summit Healthcare REIT, Inc. (“we” or the “Company”) entered into a Purchase and Sale Agreement (the “PSA”) with two unaffiliated third parties, Cook-Knighting Realty, LLC and Cook- Knighting, LLC, to acquire a 78-bed assisted living facility known as Loving Arms Assisted Living in Front Royal, Virginia for $14,300,000. On December 12, 2014, we became obligated under the PSA to acquire the facility. We intend to fund this acquisition with cash on hand plus borrowings from one or more third party lenders.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

J. Steven Roush, CPA was appointed to the Company’s Board of Directors on December 10, 2014, and will serve as a member of the Independent Directors Committee, Compensation Committee and as Chair of the Audit Committee. He worked at PricewaterhouseCoopers for over 39 years, 30 of those as a partner. At PricewaterhouseCoopers he served as an office managing partner, a Securities and Exchange Commission (“SEC”) review partner for over 20 years and as a risk management partner. Over his career, Mr. Roush has obtained experience in a diverse number of industries ranging from manufacturing, non-profits and retail, with a concentration in real estate and pharmaceuticals. He has a background in dealing with both private and public company boards of directors. We believe that this vast accounting, audit committee and board of directors’ experience will assist our company in pursuit of our business plan. In conjunction with Mr. Roush’s appointment, we entered into an indemnification agreement with him substantially similar to the indemnification agreements signed by the other directors and officers of the Company.

There are no family relationships between any of the Company’s directors and officers. There have been no transactions since the beginning of the Company’s last fiscal year or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any of the directors or their immediately family members had or will have a direct or indirect material interest.

Mr. Roush serves on the Board of Directors and as Chair of the Audit Committee of AirTouch Communications, Inc., a non-listed, but SEC registered company (“AirTouch”). On August 22, 2014, the SEC announced charges against AirTouch and two former executives accused for improperly recognizing as revenue more than $1.0 million for inventory that was shipped but not actually sold and making false and misleading statements and omissions to a shareholder of AirTouch in connection with a short-term loan made by such shareholder to AirTouch. Neither Mr. Roush nor any of the other directors of AirTouch have been charged or implicated in this alleged scheme. According to the SEC’s complaint, AirTouch’s Board of Directors commenced an internal investigation in January 2013 concerning these irregularities and, subsequently, determined to restate AirTouch’s reported revenues. The hearing for these administrative charges will be held on January 20, 2015. AirTouch has ceased operations.

Mr. Roush is also a member of the Board of Directors and Chairman of the Audit Committee of W.E. Hall Company, a privately held manufacturer and distributor of corrugated pipe and related drainage products.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On December 10, 2014, the Company held its annual meeting of stockholders (the “Annual Meeting”). The matters voted upon were: (1) the re-election of Messrs. Paul Danchik and Daniel Johnson as directors, (2) the approval, on a non-binding advisory basis, of executive compensation (“Say-on-Pay”) and (3) the approval, on a non-binding advisory basis, of the frequency of voting by the stockholders on Say on Pay.

(1) Messrs. Danchik and Johnson were re-elected as directors. The results of the voting were as follows:

Nominee	Votes For	Votes Withheld	Broker Non-Votes

Paul Danchik	11,019,797	1,069,385	0

Daniel Johnson	11,034,766	1,054,416	0

(2) The Company’s stockholders approved the advisory resolution to approve the compensation of the Company’s named executive officers. The results of the voting were as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes

9,039,271	1,858,548	1,191,363	0

(3) The Company’s stockholders voted on an advisory basis to hold future Say-on-Pay votes as follows:

One Year	Two Years	Three Years	Abstain

3,948,446	945,949	5,730,197	1,464,589

Based on the results of the vote, and consistent with the Board’s recommendation, our Board has determined to hold a Say-on-Pay vote on a triennial basis until the next vote on frequency, which is required at least once every six years.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1         Purchase and Sale Agreement between Summit Healthcare REIT, Inc. and Cook-Knighting Realty, LLC and Cook-Knighting, LLC, dated as of September 17, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUMMIT HEALTHCARE REIT, INC.

By:	/s/ Elizabeth A. Pagliarini
Name: Elizabeth A. Pagliarini
Title: Chief Financial Officer

Dated: December 15, 2014